UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

  March 5, 2025
Date of Report (Date of earliest event reported)

inTEST Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-36117 (Commission File Number)	22-2370659 (I.R.S. Employer Identification No.)

804 East Gate Drive, Suite 200, Mt. Laurel, New Jersey 08054 (Address of Principal Executive Offices, including zip code)

(856) 505-8800 (Registrant's Telephone Number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	INTT	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On March 7, 2025, inTEST Corporation (the "Company") issued a press release regarding its financial results for the fourth quarter and year ended December 31, 2024.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under such section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2025, the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) determined that the base salary of the Company’s President and Chief Executive Officer, Richard N. Grant, Jr. (the “CEO”), and Chief Financial Officer, Treasurer and Secretary, Duncan Gilmour (the “CFO,” together with the CEO, the “Executive Officers”) will remain at their 2024 amounts of $428,915 and $282,500, respectively, and in lieu of base salary merit increases for 2025, the Executive Officers were awarded one-time option grants with a grant date fair value equal to $10,723 and $9,181, respectively. Consistent with the Company’s recently adopted Policy for the Granting of Equity-Based Awards, the options will have a grant date as of the close of business on the second business day following the filing of the Company’s 10-K for the 2024 fiscal year (the “Grant Date”), and the number of shares underlying such options and the exercise price of the options will be based on the closing price of the Company’s stock on the Grant Date using a Black-Scholes valuation model. Furthermore, the Committee approved short-term performance bonus payment target percentages for 2025 equal to 85% of base salary for Mr. Grant and 65% of base salary for Mr. Gilmour where the bonus amount may range from zero to an amount that may exceed the target percentages based on the achievement of the established performance criteria for 2025. In addition, the Committee approved long term incentive awards with a grant date fair value equal to $600,000 for Mr. Grant and $250,000 for Mr. Gilmour, with the grant date fair value allocated in equal thirds to: (1) a 4-year time-vesting award, (2) a 3-year performance-vesting award, and (3) an award of stock options. The time-vested awards will vest in equal annual increments over four years, the performance-vested awards will vest on the third anniversary of the Grant Date (subject to the performance metrics set forth below) and the stock option awards (including the one-time option grants lieu of base salary merit increases) will vest in equal annual increments over four years. The performance vesting grant may result in a payout range from zero to an amount that may exceed the target percentages based on the achievement of the established performance criteria for the period ending December 31, 2027. The number of shares underlying each award and the exercise price of the stock options will be based on the closing price of the Company’s stock on the Grant Date using a Black-Scholes valuation model.

The performance metric used for the shares of performance-vested restricted stock shall be the percentage of revenue received by the Company, as determined by the Committee, generated by recuring revenue streams for the year ended December 31, 2027.

All equity awards described in Item 5.02 are subject to the terms of the inTEST Corporation 2023 Stock Incentive Plan, as amended, and the Company's standard forms of award agreements, which have been filed with the Securities and Exchange Commission.

Item 8.01.	Other Events.

On March 5, 2025, the Board authorized the renewal of its previously expired share repurchase plan (the “Repurchase Plan”) whereby the Company may repurchase shares of its common stock, par value $0.01 per share, on the open market with a total aggregate repurchase amount of up to $10 million.  As of the renewal date, the Company had approximately $9 million available for repurchases under the renewed Repurchase Plan. The Company is not obligated to purchase any common stock under the Repurchase Plan. Further, the Repurchase Plan may be suspended or discontinued at any time without prior notice.

On March 7, 2025, the Company issued a press release regarding the renewal of the Repurchase Plan. A copy of the press release is attached hereto as Exhibit 99.2 to this Current report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	2024 Fourth Quarter and Year End Results Press Release, dated March 7, 2025.
99.2	Renewal of Repurchase Plan Press Release, dated March 7, 2025
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By:	/s/ Duncan Gilmour
Duncan Gilmour
Chief Financial Officer, Treasurer and Secretary

Date:   March 7, 2025